Exhibit 10.31

ALIGN TECHNOLOGY, INC.
2005 INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Chief Executive Officer)
Unless otherwise defined herein, the terms defined in the 2005 Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”).
Participant:    Joseph M. Hogan
Address:
You have been granted an award (the “Award”) for the right to receive Restricted Stock Units (referred to in Section 9 of the Plan as “Restricted Stock Units”), subject to the terms and conditions of the Plan, this Notice of Grant and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and consistent with the terms of the Participant’s Amended and Restated Chief Executive Officer Employment Agreement dated April 17, 2015 (the “CEO Employment Agreement”), as follows:
Grant Number    007997
Date of Grant    June 1, 2015
Vesting Commencement Date    June 1, 2015
Total Number of Restricted Stock Units    111,000 Restricted Stock Units
Vesting Schedule:
(a)    The Restricted Stock Units shall be subject to annual vesting whereby twenty-five percent (25%) of the Restricted Stock Units will vest, and 25% of the underlying award shares will be issued to Participant, on December 31, 2015 and on each anniversary of December 31, 2015 through December 31, 2018, for full vesting and issuance by December 31, 2018, subject to Participant continuing to be a Service Provider through such dates (the “Vesting Period”), provided, however, that, in those years (2016 and 2017) where December 31 is not a business day, the parties agree that the Restricted Stock Units scheduled to vest in such December and the underlying shares scheduled to be issued in such December shall vest and be issued on the last business day of December in such year (December 30, 2016 for 2016, and December 29, 2017 for 2017). Subject to, and except as otherwise provided in, paragraphs (b), (c) and (d) below (consistent with Sections 3(d), 7(b) and 7(d) of the Participant’s CEO Employment Agreement), in the event that the Participant ceases to be a Service Provider for any or no reason before Participant vests in the right to acquire the Shares to be issued pursuant to the Restricted Stock Unit, the Restricted Stock Unit and Participant’s right to acquire any Shares hereunder will immediately terminate.
(b)    Notwithstanding the foregoing, in the event of a Change of Control (as defined below), and subject to Participant’s continued service through the date of such Change of Control, the Restricted Stock Units subject to this Award will vest as to the lesser of (i) 27,750 shares, or (ii) the number Restricted Stock Units subject to this Award that remain outstanding and unvested at such time. Any portion of this Award that is scheduled to vest following the Change of Control after taking into account the vesting acceleration set forth in the previous sentence will be similarly accelerated so that the overall vesting schedule for this Award is reduced by 12 months.
(c)    In addition, notwithstanding the foregoing, in the event that the Participant’s employment with the Company terminates as a result of Participant’s death or Disability (as defined below) at any time following the Start Date (as defined below), before or after a Change of Control, Participant will be entitled to 100% accelerated vesting of all outstanding and unvested Restricted Stock Units subject to this Award.
(d)    Furthermore, notwithstanding the foregoing, if upon or within 18 months following a Change of Control (i) the Company (or any parent or subsidiary or successor of the Company) terminates Participant’s employment with the Company other than for Cause, death or Disability, or (ii) Participant resigns from such employment for Good Reason (as defined below), then, subject to Section 8(a) of the CEO Employment Agreement (as defined above), Participant will be entitled to 100% accelerated vesting of all outstanding and unvested Restricted Stock Units subject to this Award.
For purposes of this Notice of Grant, the terms “Cause,” “Change of Control,” “Disability,” “Good Reason” and “Start Date” shall have the meanings provided in Participant’s CEO Employment Agreement.
By accepting this agreement online, you and the Company agree that this award is granted under and governed by the governed by the terms and conditions of the Plan and the Agreement, each of which are made a part of this document. You further agree to accept, acknowledge and execute this Agreement online as a condition to receiving any Restricted Stock Units under this Award.
Nothing in this Notice or in the attached Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
1.Grant. The Company hereby grants to Participant under the Plan an Award of Restricted Stock Units (referred to in the Plan as Restricted Stock Units), subject to all of the terms and conditions in the Notice of Grant, this Agreement and the Plan.
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. Subject to Section 4, the Restricted Stock Units awarded by this Agreement will vest in, and the underlying award shares will be issued to, Participant according to the vesting/issuance schedule set forth in paragraph (a) of the attached Notice of Grant, subject to paragraphs (b)-(d) of such Notice of Grant.
4.Forfeiture upon Termination of Status as a Service Provider. Subject to paragraphs (a) through (d) of the attached Notice of Grant, if Participant ceases to be a Service Provider for any or no reason, any then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder, in each case unless otherwise determined by the Board or the Compensation Committee acting as the Plan Administrator.
5.Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 3 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 19, any Shares will be issued to Participant as soon as practicable on or after the relevant vesting date, but in any event, within the period ending on the later to occur of the date that is two-and-one-half months from the end of (a) Participant’s tax year that includes the vesting date, or (b) the Company’s tax year that includes the vesting date.
6.Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Taxes.
(a)Generally. The Participant is ultimately liable and responsible for all taxes owed in connection with the Restricted Stock Units, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock Units. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Restricted Stock Units or the subsequent sale of

Shares issuable pursuant to the Restricted Stock Units. The Company and its Subsidiaries do not commit and are under no obligation to structure the Restricted Stock Units to reduce or eliminate the Participant’s tax liability.
(b)Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of any taxes which the Company determines must be withheld with respect to the Restricted Stock Units. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may satisfy such tax withholding obligations, in whole or in part, by withholding otherwise deliverable Shares having an aggregate Fair Market Value sufficient to (but not exceeding) the minimum amount required to be withheld. In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to the Participant, cash having a value sufficient to satisfy any tax withholding obligations that cannot be satisfied by the withholding of otherwise deliverable Shares.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant, provided that the Participant shall be entitled to any award adjustments provided pursuant to Section 18(a) of the Plan.
9.No Effect on Service. Participant acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to Section 3 hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder) (subject, however, to paragraphs (a) through (d) of the Notice of Grant). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause.
10.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator at Align Technology, Inc., 881 Martin Avenue, Santa Clara, CA 95050, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Participant regarding his Restricted Stock Unit award shall comply with the notice provisions in the Participant’s CEO Employment Agreement.
11.Grant is Not Transferable. Except to the limited extent provided in Section 6, or, in the event of Participant’s death, by his will or the laws of descent or distribution (pursuant to Section 15 of the Plan) or as otherwise determined by the Plan Administrator (pursuant to Section 15 of the Plan), this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding the above, the rights relating to Participant’s Restricted Stock Unit grant can be exercised on the Participant’s behalf by his legal representative in the event of his legal incapacity, or, in the event of his death, by his designated beneficiary (if any) or, if no beneficiary is designated with respect to his Restricted Stock Units, by his estate.

12.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. The Company represents and acknowledges that, as of the Date of Grant, there are currently no delivery restrictions in effect of the type referred to in this Section 13.
14.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
15.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
16.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
18.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
19.Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units would result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
20.Governing Law. This Award Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.
[Remainder of Page Intentionally Left Blank]

21.By Participant’s acceptance of this Agreement online, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement, but does not waive any rights he has under his CEO Employment Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Restricted Stock Units if and to the extent that the Company is not otherwise notified of any such change.

JOSEPH M. HOGAN	ALIGN TECHNOLOGY, INC.

/s/ JOSEPH M. HOGAN	/s/ Roger E. George
By
Roger E. George
Print Name

Vice President, Corporate & Legal Affairs and General Counsel
Title